Exhibit 8.1

DLA Piper LLP (US) 203 North LaSalle Street, Suite 1900 Chicago, Illinois 60601-1293 T 312.368.4000 F 312.236.7516 W www.dlapiper.com

November 13, 2015

Board of Trustees

LaSalle Hotel Properties

7550 Wisconsin Avenue, 10th Floor

Bethesda, Maryland 20814

Re:	Tax Opinion for REIT Status of LaSalle Hotel Properties

Ladies and Gentlemen:

We have acted as special tax counsel to LaSalle Hotel Properties, a Maryland real estate investment trust (“LHP” or the “Company”), in connection with certain aspects related to the preparation and filing with the Securities and Exchange Commission (the “Commission”) of an automatic shelf registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), registering an indeterminate amount of: (a) the Company’s common shares, par value $0.01 (the “Common Shares”); (b) the Company’s preferred shares, par value $0.01 per share (the “Preferred Shares”); (c) depositary shares representing interests in the Company’s Preferred Shares (the “Depositary Shares”); (d) debt securities of the Company (the “Debt Securities”); and (e) warrants to purchase Common Shares and Preferred Shares (the “Warrants”). The Common Shares, the Preferred Shares, the Depositary Shares, the Debt Securities and the Warrants are sometimes collectively referred to herein as the “Securities.” This opinion letter is rendered pursuant to Item 16 of Form S-3 and Item 601(b)(8) of Regulation S-K.

In connection with rendering the opinions expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the “Reviewed Documents”):

(1)	the Registration Statement;

(2)	the base prospectus that is part of the Registration Statement (the “Prospectus”);

(3)	the Articles of Amendment and Restatement of Declaration of Trust of LHP, dated as of April 14, 1998, as amended and supplemented (the “LHP Charter”);

(4)	the Agreement of Limited Partnership of LaSalle Hotel Operating Partnership, L.P., a Delaware limited partnership (“LHP Operating Partnership”), dated April 28, 1998, as amended (the “LHP Operating Partnership Agreement”);

(5)	the Third Amended and Restated Bylaws of the LHP, adopted in January 2010 (the “LHP Bylaws”); and

(6)	such other documents as may have been presented to us by LHP from time to time.

In addition, we have relied upon the factual representations contained in LHP’s certificate, dated as of the date hereof (the “LHP Officer’s Certificate”), executed by a duly appointed officer of LHP, setting forth certain representations relating to the organization and operation of LHP, LHP Operating Partnership, and their respective subsidiaries.

For purposes of our opinions, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinions. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Any representation or statement in any document upon which we rely that is made “to the best of our knowledge” or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect our opinions. In the course of our representation of LHP, no information has come to our attention that would cause us to question the accuracy or completeness of the representations contained in the LHP Officer’s Certificate, or the Reviewed Documents in a material way.

In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the United States Department of the Treasury (“Regulations”) (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (including its practices and policies in issuing private letter rulings, which are not binding on the Internal Revenue Service (“IRS”) except with respect to a taxpayer that receives such a ruling), all as of the date hereof.

In rendering these opinions, we have assumed that the transactions contemplated by the Reviewed Documents will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the correctness of the following specific assumptions:

(i)	LHP, LHP Operating Partnership and their respective subsidiaries will each be operated in the manner described in the LHP Charter, the LHP Bylaws, the LHP Operating Partnership Agreement, the other organizational documents of each such entity and their subsidiaries, as the case may be, and all terms and provisions of such agreements and documents will be complied with by all parties thereto;

(ii)	LHP is a duly formed real estate investment trust under the laws of the State of Maryland;

(iii)	LHP Operating Partnership is a duly organized and validly existing limited partnership under the laws of the State of Delaware; and

(iv)	There has been no change in the applicable laws of the State of Maryland, the State of Delaware or in the Code, the Regulations, and the interpretations of the Code and Regulations by the courts and the IRS, all as they are in effect and exist at the date of this letter.

With respect to the last assumption, it should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Furthermore, if the facts vary from those relied upon (including any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinions contained herein could be inapplicable. Moreover, the qualification and taxation of LHP as a real estate investment trust (a “REIT”) depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by the undersigned. Accordingly, no assurance can be given that the actual results of the operations of LHP for any one taxable year will satisfy such requirements.

Based upon and subject to the foregoing, it is our opinion that:

1.	LHP was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 2002 through December 31, 2014, and LHP’s current organization and method of operations will enable it to continue to meet the requirements for qualification and taxation as a REIT.

2.	The discussions in the Prospectus under the heading “Material Federal Income Tax Considerations,” to the extent that they constitute matters of federal income tax law or legal conclusions relating thereto, are correct in all material respects.

The foregoing opinions are limited to the matters specifically discussed herein, which are the only matters to which you have requested our opinions. Other than as expressly stated above, we express no opinion on any issue relating to LHP or LHP Operating Partnership, or to any investment therein.

For a discussion relating the law to the facts and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussions of federal income tax issues, which we assisted in preparing, in the Prospectus under the heading “Material Federal Income Tax Considerations.” We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.

This opinion is rendered to you and may not be quoted in whole or in part or otherwise referred to, nor be filed with, or furnished to, any other person or entity. We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement, filed with the Commission on the date hereof, and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)

4